Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Stifel Financial Corp. pertaining to the KBW, Inc. 2009 Incentive Compensation Plan of our reports dated March 1, 2013, with respect to the consolidated financial statements of Stifel Financial Corp. and the effectiveness of internal control over financial reporting of Stifel Financial Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

June 7, 2013